Exhibit 99.1

CONTACT: Brynn McGuire
BSQUARE Corporation
Tel: (425) 519-5900
investorrelations@bsquare.com

BSQUARE Announces Management Changes

BELLEVUE, Wash. — June 17, 2003 — BSQUARE Corporation (Nasdaq: BSQR) today announced the departure of two executives, James R. Ladd, Senior Vice President of Finance & Operations and Chief Financial Officer, and Kent A. Hellebust, Senior Vice President of Marketing & Product Management.

“We need to improve our operational efficiency and return to profitability,” said Bill Baxter, CEO of BSQUARE. “As we address these issues, we came to the collective conclusion that we cannot afford the current level of executive management. I sincerely appreciate Jim for his leadership and dedication to BSQUARE and wish him the best as he moves to new opportunities.”

“Jim Ladd has created a strong finance department headed up by someone who is entirely capable of serving as CFO,” said Baxter. Nogi Asp, the company’s current Director of Finance, has been promoted to Vice President of Finance and Chief Financial Officer. “Nogi understands BSQUARE’s need to manage resources very carefully and cut unnecessary expenses, and Jim is turning the reigns over to him and the finance department to move on and achieve more of his personal goals.” Nogi Asp, who joined BSQUARE in August of 2002, has previous experience as Chief Financial Officer of two private, high technology companies in the Puget Sound region and was a CPA at a major accounting firm prior to that.

Separately, Baxter noted that Kent Hellebust has resigned to take a position in a company that delivers wireless data services. While BSQUARE does not intend to fill this position, the company will continue to maintain a seasoned staff of marketing professionals to address marketing, product management and channel development. “Kent has been a valuable contributor to the team, sharpening our product targeting and leveraging our partner relationships,” said Baxter, “but, given the evolving focus of the company, he expressed a desire to return to the operator service side of the wireless business. He leaves behind a leaner, more cost effective marketing group. I wish him the best of success in his new role as well.”

“BSQUARE continues to focus on improving the efficiency and productivity of the operation in order to achieve profitability,” said Baxter.

BSQUARE reaffirms the revenue outlook for the second quarter of 2003 to be between $8 and $9 million, and a net loss in the range of $0.15 to $0.20 per share. In addition, the company reaffirms the expectation to reduce its use of cash to $4 to $5 million in the second quarter.

BSQUARE will address this and other matters in the regularly scheduled quarterly conference call on July 24, 2003.

About BSQUARE

BSQUARE accelerates the development, deployment, and management of next-generation smart devices and applications. For nearly a decade, BSQUARE has provided more than 150 world-class manufacturers, integrators, and service providers with the building blocks necessary to design, develop, and test innovative products quickly and cost effectively. The company’s suite of products and services includes Device Development Solutions, Wireless Solutions, and Custom Engineering Services. BSQUARE offers its customers deep expertise in the latest hardware and software, providing critical engineering services that have resulted in the successful launch of hundreds of new products and applications. For more information, visit BSQUARE at www.BSQUARE.com or call (888) 820-4500.

BSQUARE is a registered trademark of BSQUARE Corporation.

Any statements, expectations and assumptions contained in this press release that do not describe historical facts, such as statements about the execution of our business goals, revenue outlook and cash usage constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995,as amended. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect our actual results include a decline in the market for our products, technology licenses and services, a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated, adverse changes in macro-economic conditions, our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers, risks associated with the effects of our restructurings and our ability to successfully support our operations, competition and intellectual property risks. In addition, demand for our Power Handheld based devices is uncertain and will be affected by a variety of business and economic conditions, including customer-ordering patterns. Major health concerns, such as the possible spread of the SARS illness, could also adversely affect our manufacturing strategy and customer ordering patterns. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2002 in the section entitled “Risk Factors” and those discussed in BSQUARE’s subsequent Quarterly Reports on Form 10-Q, in the section entitled “Certain Factors That May Affect Future Results.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. BSQUARE undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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